EXHIBIT 10.1

February 28, 2017

Marquis Affiliated Holdings LLC

Marquis Industries, Inc.

2743 Highway 76

Chatsworth, Georgia 30705

Attn: Timothy A. Bailey

Telecopy: (706) 695-2384

RE:          Fifth Amendment to Loan and Security Agreement (this "Letter Amendment")

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of July 6, 2015 (as at any time amended, modified, restated or supplemented, the "Loan Agreement"), among MARQUIS AFFILIATED HOLDINGS LLC, a Delaware limited liability company ("Holdings"), MARQUIS INDUSTRIES, INC., a Georgia corporation, and successor by merger with A-O Industries, LLC, a Georgia limited liability company, Astro Carpet Mills, LLC, a Georgia limited liability company, Constellation Industries, LLC, a Georgia limited liability company, and S F Commercial Properties, LLC, a Georgia limited liability company ("Marquis", together with Holdings, collectively, "Borrowers" and each, individually, a "Borrower"), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, "Lender"). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

Borrowers and Lender desire to amend the Loan Agreement, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                Amendments to Loan Agreement. The Loan Agreement is hereby amended by deleting the definitions of "Fixed Charges" and "Permitted Non-Tax Distributions" set forth in Section 1.1 of the Loan Agreement in their respective entireties and by substituting in lieu thereof the following, respectively:

Fixed Charges: the sum of interest expense (other than payment-in-kind) and principal payments made on Borrowed Money, income taxes paid in cash and Distributions made (excluding (a) Upstream Payments, (b) Permitted Non-Tax Distributions, and (c) Distributions made on or about the Closing Date that relate to transactions contemplated by the Marquis SPA Documents, as in effect on the Closing Date).

Permitted Non-Tax Distributions: Distributions by Holdings to holders of its Equity Interests no more frequently than once each Fiscal Quarter so long as the following conditions are satisfied with respect to each such Distribution: (a) no Default or Event of Default has occurred or would result from such Distribution, (b) Lender has received the financial statements required under Section 10.1.2(a)(ii), (c) Lender has received evidence that after giving effect to the consummation of such Distribution, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended, (d) Availability on each day during the 90 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to $4,000,000, and (e) Availability, on the date of such Distribution, immediately after giving pro forma effect to the consummation of such Distribution (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to $4,000,000.

Marquis Industries, Inc., et al. February 28, 2017

2.                Conditions Precedent. The effectiveness of the amendments contained in Section 1 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a)              No Default or Event of Default shall exist either before or after giving effect to the terms of this Letter Amendment.

(b)             Lender shall have received a duly executed counterpart of this Letter Amendment from Borrowers.

(d) Lender shall have received a duly executed Certificate of Resolutions from each Borrower in the form of Exhibit A attached hereto.

3.                Miscellaneous.

(a)              Each Borrower hereby ratifies and reaffirms the Obligations, the Loan Agreement, each of the other Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Agreement and the other Loan Documents.

(b)             Each Borrower represents and warrants to Lender, to induce Lender to enter into this Letter Amendment, that no Default or Event of Default exists immediately prior to and immediately after giving effect to this Letter Amendment; the execution, delivery and performance of this Letter Amendment have been duly authorized by all requisite corporate or limited liability company action on the part of such Borrower and this Letter Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct in all material respects on and as of the effective date of this Letter Amendment (except for representations and warranties that expressly relate to an earlier date). This Letter Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

(c)              Except as otherwise expressly provided in this Letter Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Letter Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

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Marquis Industries, Inc., et al. February 28, 2017

(d)             This Letter Amendment shall be effective when accepted by Lender (notice of which acceptance is hereby waived), whereupon this Letter Amendment shall be a contract governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Letter Amendment may be executed in any number of counterparts and by different parties to this Letter Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

(e)              To the fullest extent permitted by Applicable Law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Letter Amendment.

[Remainder of page intentionally left blank; signatures appear on following pages.]

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The parties hereto have caused this Letter Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above .

LENDER:

BANK OF AMERICA, N.A.

By: /s/ Sherry Lail
Name: Sherry Lail
Title Senior Vice President

[Signatures continue on following page.]

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Acknowledged and accepted:

BORROWERS:

ATTEST:	MARQUIS AFFILIATED HOLDINGS LLC

/s/ Tony Isaac	By: /s/ Jon Isaac
Tony Isaac, Secretary	Jon Isaac, President and Chief Executive Officer

[COMPANY SEAL]

ATTEST:	MARQUIS INDUSTRIES, INC.

/s/Rhonda Bailey	By: /s/ Timothy A. Bailey
Rhonda Bailey, Secretary	Timothy A. Bailey, Chief Executive Office

[CORPORATE SEAL]

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EXHIBIT A

[See Attached]

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SECRETARY'S CERTIFICATE

OF

SOLE MEMBER RESOLUTIONS

I, Tony Isaac, DO HEREBY CERTIFY, that I am the Secretary of MARQUIS AFFILIATED HOLDINGS LLC (the "Company"), a limited liability company duly organized and existing under the laws of the State of Delaware and am keeper of the records thereof; that the following is a true, correct and complete copy of the resolutions duly adopted by the unanimous consent of the sole member of the Company effective as of February 28, 2017; and that said resolutions are still in full force and effect:

RESOLVED, that the President, the Chief Executive Officer, any Vice President, or any other officer or the majority member of the Company (or the designee of any of them), each be, and each hereby is, authorized and empowered (either alone or in conjunction with any one or more of the other officers of the Company) to take, from time to time, all or any part of the following actions on behalf of the Company: (i) to make, execute and deliver to Bank of America, N.A. ("Lender") (1) a Fifth Amendment to Loan and Security Agreement (the "Amendment") providing for the amendment of certain terms of that certain Loan and Security Agreement dated as of July 6, 2015, among the Company, certain other borrowers and Lender (as at any time amended, the "Loan Agreement"), and (2) all other agreements, documents and instruments contemplated by or referred to in the Amendment or executed by the Company in connection therewith; said Amendment and other agreements, documents and instruments to be substantially in the form presented by Lender with such additional, modified or revised terms as may be acceptable to any officer of the Company or the majority member of the Company, as conclusively evidenced by his, her or its execution thereof; and (ii) to carry out, modify, amend or terminate any arrangements or agreements at any time existing between the Company and Lender.

RESOLVED, that any arrangements, agreements, security agreements, or other instruments or documents referred to in or executed pursuant to the Amendment by Jon Isaac, Tony Isaac, any other officer of the Company, the majority member of the Company, or by an employee of the Company acting pursuant to delegation of authority, may be attested by such person and may contain such terms and provisions as such person shall, in his or her sole discretion, determine.

RESOLVED, that the Loan Agreement and each amendment to the Loan Agreement heretofore executed by any officer or director of the Company and any actions taken under the Loan Agreement as thereby amended are hereby ratified and approved.

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I DO FURTHER CERTIFY that Jon Isaac is the President and Chief Executive Officer of the Company and Tony Isaac is the Secretary of the Company and each is duly elected, qualified and acting as such, respectively.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of February, 2017.

/s/ Tony Isaac
Tony Isaac, Secretary

[COMPANY SEAL]

I, Jon Isaac, President and Chief Executive Officer of said Company, do hereby certify that the foregoing is a correct copy of the resolutions passed by the sole member of the Company and that Tony Isaac is Secretary of the Company and is duly authorized to attest to the passage of said resolutions.

/s/ Jon Isaac
Jon Isaac, President and Chief Executive Officer

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SECRETARY'S CERTIFICATE

OF

BOARD OF DIRECTORS RESOLUTIONS

I, Rhonda Bailey, DO HEREBY CERTIFY, that I am the Secretary of MARQUIS INDUSTRIES, INC. (the "Corporation"), a corporation duly organized and existing under the laws of the State of Georgia and am keeper of the records and seal thereof; that the following is a true, correct and complete copy of the resolutions duly adopted by the unanimous consent of all members of the Board of Directors of said Corporation effective as of February 28, 2017; and that said resolutions are still in full force and effect:

RESOLVED, that the Chief Executive Officer, any Vice President, or any other officer or board member of this Corporation (or the designee of any of them), each be, and each hereby is, authorized and empowered (either alone or in conjunction with any one or more of the other officers of the Corporation) to take, from time to time, all or any part of the following actions on or in behalf of the Corporation: (i) to make, execute and deliver to Bank of America, N.A. ("Lender") (1) a Fifth Amendment to Loan and Security Agreement (the "Amendment") providing for the amendment of certain terms of that certain Loan and Security Agreement dated as of July 6, 2015, among the Corporation, certain other borrowers and Lender (as at any time amended, the "Loan Agreement"), and (2) all other agreements, documents and instruments contemplated by or referred to in the Amendment or executed by the Corporation in connection therewith; said Amendment and other agreements, documents and instruments to be substantially in the form presented by Lender with such additional, modified or revised terms as may be acceptable to any officer or director of the Corporation, as conclusively evidenced by his or her execution thereof; and (ii) to carry out, modify, amend or terminate any arrangements or agreements at any time existing between the Corporation and Lender.

RESOLVED, that any arrangements, agreements, security agreements, or other instruments or documents referred to in or executed pursuant to the Amendment by Timothy A. Bailey, Rhonda Bailey, Edward Hine, Jr., any other officer or director of the Corporation, or by an employee of the Corporation acting pursuant to delegation of authority, may be attested by such person and may contain such terms and provisions as such person shall, in his or her sole discretion, determine.

RESOLVED, that the Loan Agreement and each amendment to the Loan Agreement heretofore executed by any officer or director of the Corporation and any actions taken under the Loan Agreement as thereby amended are hereby ratified and approved.

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I DO FURTHER CERTIFY that Timothy A. Bailey is the Chief Executive Officer of the Corporation, Rhonda Bailey is the Secretary of the Corporation and Edward Hine, Jr. is the Assistant Secretary of the Corporation and each is duly elected, qualified and acting as such, respectively.

IN WITNESS WHEREOF. I have hereunto set my hand and affixed the Seal of the Corporation, this 28th day of February, 2017.

/s/ Rhonda Bailey
Rhonda Bailey, Secretary

[CORPORATE SEAL]

I. Timothy A. Bailey. Chief Executive Officer of said Corporation, do hereby certify that the foregoing is a correct copy of the resolutions passed by the Board of Directors or the Corporation and that Rhonda Bailey is Secretary of the Corporation and is duly authorized to attest to the passage of said resolutions.

/s/ Timothy A. Bailey
Timothy A. Bailey, Chief Executive Officer

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